AMENDMENT TO PARTICIPATION AGREEMENT
Among
TRANSAMERICA LIFE INSURANCE COMPANY,

PIMCO VARIABLE INSURANCE TRUST,
And
PIMCO INVESTMENTS LLC

THIS Amendment No. 7 to that certain Participation Agreement, by and between Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), PIMCO Investments LLC (“PI”) and PIMCO Variable Insurance Trust (the “Fund”) created and effective as of May 1, 2013.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.  A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIII.  Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

13.1.           For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

13.2.           The Fund shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.  If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Fund shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

13.3.           The Fund and/or the Adviser shall be responsible for compliance with Rule 498(e).

13.4.           The Fund and Adviser each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.  The Fund further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

13.5.           The Fund and Adviser each agree that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498.  The Fund shall immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours.  Such Landing Page will contain the investment options available under the Agreement.

13.6.           The Fund and Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Fund documents made directly to the Fund.  The Fund and Adviser further represent and warrant that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

13.7.           The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates.

13.8.           Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

13.9.           If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Adviser will provide the Company with at least 90 days’ advance notice of its intent.

13.10.           The Parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company.  The Company agrees that it will give Adviser and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

13.11.           The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.  The existing 6th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Company has issued or will issue certain variable life insurance and/or variable annuity contracts supported wholly or partially by the Account (the “Contracts”), and said Contracts are listed in Schedule A hereto, as it may be revised or supplemented from time to time with notice to all parties.

3.  The existing 9th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value;

4.  Schedule A of the agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.  Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date:                           May 1, 2013

PIMCO VARIABLE INSURANCE TRUST	PIMCO INVESTMENTS LLC

By:	By:
Name: ___________________________	Name: ___________________________
Title: ___________________________ Date: _____________	Title: ___________________________ Date: _____________

TRANSAMERICA LIFE INSURANCE COMPANY

By:
Name: John Mallett_________________
Title: Vice President_______________ Date: _____________

SCHEDULE A
Revised May 1, 2013

SEPARATE ACCOUNTS
PFL Corporate Account One
Transamerica Corporate Separate Account
Transamerica Separate Account R3

CONTRACTS
Advantage V Variable Adjustable Life Insurance Policy
Advantage X Variable Adjustable Life Insurance Policy
Advantage R3 Variable Adjustable Life Insurance Policy

PORTFOLIOS
PIMCO Variable Insurance Trust Portfolios:

Short Duration Bond Portfolios
•	Money Market Portfolio – Institutional Class
•	Short-Term Portfolio – Institutional Class
•	Low Duration Portfolio – Institutional Class

Intermediate Duration Bond Portfolios
•	Real Return Portfolio – Institutional Class
•	CommodityRealReturn® Strategy Portfolio – Administrative Class
•	Total Return Portfolio – Institutional Class
•	High Yield Portfolio – Institutional Class

Long Duration Bond Portfolios
•	Long-Term U.S. Government Bond Portfolio – Institutional Class

International Bond Portfolio
•	Global Bond Portfolio – Administrative and Institutional Class
•	Foreign Bond Portfolio (Unhedged) – Administrative Class
•	Foreign Bond Portfolio (U.S. Dollar Hedged) – Institutional Class
•	Emerging Markets Bond Portfolio – Administrative Class

Asset Allocation Portfolios
•	Global Multi-Asset Portfolio – Administrative Class
•	All Asset Portfolio – Administrative and Institutional Class

Absolute Return Bond Portfolio
•	Unconstrained Bond Portfolio – Administrative and Institutional Class